EXHIBIT 99.1

Press Release

Innovative Reports Another Year of Record Sales and Profits

Largo, FL – June 23, 2003 – Innovative Companies, Inc. (NASDAQ:GORX) today announced record consolidated revenues and net income for the fiscal year ended March 31, 2003 increasing 64% to approximately $14,731,500 as compared to approximately $8,983,000 for fiscal year 2002. Current fiscal year operations resulted in net income available to common shareholders of approximately $1,030,000, or $0.15 per share, for the fiscal year ended 2003 as compared to a net loss of $(1,274,000) or $(0.18) per share for fiscal year 2002.

“We are excited about this year’s growth and operational results. Based on our plans, we are eagerly looking forward to fiscal year 2004 where we may continue to expand our manufacturing services offered surrounding generic drug repackaging and manufacturing in addition to introducing new branded products for distribution.” stated Carol Dore-Falcone, Vice President and Chief Financial Officer, “We believe that this will please our current and future shareholders.”

Innovative Companies, Inc. manufactures, packages and distributes high quality, private label dietary supplements, over-the-counter drugs, and health and beauty care products for companies worldwide. Innovative’s subsidiary, Breakthrough Engineered Nutrition, Inc., has its branded high protein, zero carbohydrate product line, Lean Protein and its branded energy drink line, Thermo ZXE. Through these product lines, the Company will continue to add a wide variety of high protein, zero and low carbohydrate products in addition to other energy products. For more about Innovative, go to our websites at www.onlineihp.com and www.leanprotein.com.

This press release contains certain forward-looking statements, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Historical financial results of operations are condensed and should not be considered a complete disclosure of the Company’s annual results. Financial results are prepared in accordance with U.S. generally accepted accounting principles

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Fiscal Year ended March 31,

	2002	2003
Total revenues	$8,983,444	$14,731,514

Gross profit	$1,984,506	$4,018,809

SG&A	$3,182,620	$3,664,632

Other income / (expense), net	$73,631	$648,732

Income tax benefit (expense)	$—	$147,900

Preferred dividends	$150,000	$120,031
Net income (loss) available to common shareholders	$(1,274,483)	$1,030,778
Basic and diluted earnings (loss) per common share outstanding	$(0.18)	$0.15
Basic and diluted weighted average common shares outstanding	7,025,000	7,073,266

Contact:

Innovative Companies, Inc.

Carol Dore-Falcone (727) 544-8866 Ext. 244

Fax: (727) 544-4386